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                                                                 Exhibit (c) (4)

             VAN KAMPEN AMERICAN CAPITAL SENIOR FLOATING RATE FUND

                                  SERVICE PLAN



     The plan set forth below (the "Service Plan") for the VAN KAMPEN AMERICAN CAPITAL SENIOR FLOATING RATE FUND (the "Fund"), describes the material terms and conditions under which assets of the Fund may be used to compensate the Fund's principal underwriter, within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), brokers, dealers and other financial intermediaries (collectively "Financial Intermediaries") for providing personal services to shareholders and/or the maintenance of shareholder accounts with respect to each of its Shares of beneficial interest (the "Shares"). Each Share is offered and sold subject to a service fee and contingent deferred sales charge.

     The Fund also has entered into a distribution and services agreement (the "Distribution and Services Agreement") with Van Kampen American Capital Distributors, Inc. (the "Distributor"), pursuant to which the Distributor acts as agent on behalf of the Fund in connection with the implementation of the Service Plan and acts as the principal underwriter with respect to the Shares. The Distributor may enter into selling agreements (the "Selling Agreements") with brokers, dealers and other financial intermediaries ("Financial Intermediaries") in order to implement the Distribution Agreement and this Service Plan.

1. The Fund hereby is authorized to pay a service fee with respect to its Shares to any person who sells such Shares and provides personal services to shareholders and/or maintains shareholder accounts in an annual amount not to exceed 0.25% of the average annual net asset value of the Shares maintained in the Fund by such person that were sold on or after the date on which this Service Plan was first implemented. The aggregate annual amount of all such payments with respect to each such Share may not exceed 0.25% of the Fund's average annual net assets attributable to the Shares sold on or after the date on which this Service Plan was first implemented and maintained in the Fund more than one year.

2. Payments pursuant to this Service Plan may be paid or prepaid on behalf of the Fund by the Distributor acting as the Fund's agent.

3. Payments by the Fund to the Distributor pursuant to this Service Plan shall not be made more often than monthly upon receipt by the Fund of a separate written expense report with respect to the Shares setting forth the expenses qualifying for such reimbursement allocated to each Share and the purposes thereof.

4. In the event that amounts payable hereunder do not fully reimburse the Distributor for pre-paid service fees, such unreimbursed service fee expenses will be carried forward and paid by the Fund hereunder in future years so long as this Service Plan remains in effect, subject to applicable laws and regulations. Reimbursements for service fee related expenses payable hereunder with respect to a particular class of Shares may not be used to subsidize services provided with respect to any other class of Shares.

5. The Fund shall not compensate the Distributor, and neither the Fund nor the Distributor shall compensate any Financial Intermediary, for any service related expenses incurred prior to the later of (a) the implementation of this Service Plan with respect to such class of Shares or (b) the date that such Financial Intermediary enters into a Selling Agreement with the Distributor.

6. The Fund hereby authorizes the Distributor to enter into Selling Agreements with certain Financial Intermediaries to provide compensation to such Financial Intermediaries for activities and services of the

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type referred to in Paragraph 1 hereof.  Prior to the implementation of a
Selling Agreement, such agreement shall be approved by a majority of the Board of Trustees of the Trust and a majority of the Disinterested Trustees (within the meaning of the 1940 Act) by a vote cast in person at a meeting called for the purpose of voting on such Selling Agreements. Such Selling Agreements shall provide that the Financial Intermediaries shall provide the Distributor with such information as is reasonably necessary to permit the Distributor to comply with the reporting requirements set forth in Paragraphs 3 and 8 hereof.

7. Subject to the provisions of this Service Agreement, the Fund is hereby authorized to pay a service fee to any person that is not an "affiliated person" or "interested person" of the Fund or its "investment adviser" or "principal underwriter" (as such terms are defined in the 1940 Act) who provides any of the foregoing services for the Fund. Such fee shall be paid only pursuant to written agreements between the Fund and such other person the terms of which permit payments to such person only in accordance with the provisions of this Service Agreement and which have the approval of a majority of the Disinterested Trustees by vote cast separately with respect to each class of Shares and cast in person at a meeting called for the purpose of voting on such written agreement.

8. The Fund and the Distributor shall prepare separate written reports for each class of Shares and shall submit such reports to the Fund's Board of Trustees on a quarterly basis summarizing all payments made by them with respect to each class of Shares pursuant to this Service Plan and the agreements contemplated hereby, the purposes for which such payments were made and such other information as the Board of Trustees or the Disinterested Trustees may reasonably request from time to time, and the Board of Trustees shall review such reports and other information.

9. This Service Plan may be terminated with respect to a class of Shares without penalty at any time by a majority of the Disinterested Trustees or by a "majority of the outstanding voting securities" of the respective class of Shares of the Fund.

10. This Service Plan shall become effective upon its approval by (a) a majority of the Board of Trustees and a majority of the Disinterested Trustees by vote cast separately with respect to each class of Shares cast in person at a meeting called for the purpose of voting on this Distribution Plan, and (b) with respect to each class of Shares, a "majority of the outstanding voting securities" (as such phrase is defined in the 1940 Act) of such class of Shares voting separately as a class.


11. This Service Plan and any agreement contemplated hereby shall continue in effect beyond the first anniversary of its adoption by the Board of Trustees of the Fund only so long as (a) its continuation is approved at least annually in the manner set forth in clause (a) of paragraph 10 above and (b) the selection and nomination of those trustees of the Fund who are not "interested persons" of the Fund are committed to the discretion of such trustees.

12. This Service Plan may not be amended to increase materially the maximum amounts permitted to be expended hereunder except with the approval of a "majority of the outstanding voting securities" of the respective class of Shares of the Fund. This Service Plan may not be amended in any material respect except with the approval of a majority of the Disinterested Trustees. Amendments required to conform requirements of the Investment Company Act of 1940, the rules and regulations thereunder, the Rules of Fair Practice of the National Association of Securities Dealers, Inc. or other applicable law shall not be deemed to be material amendments.

     The Trustees of the Trust have adopted this Service Plan as trustees under the Declaration of Trust of the Trust and the policies of the Trust adopted hereby are not binding upon any of the Trustees or shareholders of the Trust individually, but bind only the trust estate.